Exhibit 99.1

NEWS RELEASE

DEAN FOODS ISSUES UPDATE ON STOCK OPTIONS
     DALLAS, November 1, 2006 — Dean Foods today announced that the Company has been informed by the Securities and Exchange Commission (the “SEC”) that it is conducting an informal inquiry into its stock option practices. The Company intends to cooperate fully with the SEC’s investigation.
     As previously reported, in response to derivative litigation filed against the Company, a special committee of the Board of Directors of the Company, assisted by outside counsel, has undertaken a review of the Company’s historical stock option grants and is evaluating the litigation.
ABOUT DEAN FOODS
     Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods subsidiary markets and sells a variety of well-known dairy and dairy-related products, such as Silk® soymilk, Horizon Organic® milk and other dairy products and International Delight® coffee creamers. WhiteWave Foods’ Rachel’s Organic® brand is the largest organic milk brand and third largest organic yogurt brand in the United Kingdom.
Contact
Barry Sievert
Senior Director, Investor Relations
(214) 303-3437
Marguerite Copel
Vice President, Corporate Communications
(214) 303-1273
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